Exhibit (d)(4)

Guidance Software, Inc.

1055 East Colorado Boulevard

Pasadena, California 91106-2375

June 26, 2017

STRICTLY PRIVATE AND CONFIDENTIAL

Open Text Corporation

105 Adelaide Street West, 12th Floor

Toronto, Ontario M5H 1P9

Canada

Re: Exclusivity Agreement

Ladies and Gentlemen:

Reference is made to the recent ongoing discussions between Guidance Software, Inc., a Delaware corporation (the “Company”), and Open Text Corporation, a Canadian corporation (“Open Text”), regarding a possible negotiated business combination transaction (the “Potential Transaction”) between Open Text and the Company. In consideration for the time, effort and expense anticipated to be incurred by Open Text in connection with pursuing a Potential Transaction, Open Text and the Company hereby agree as set forth below.

From the date hereof until 9:00 a.m. PST on August 1, 2017 (the “Exclusivity Period”), the Company shall not, and shall cause its subsidiaries, directors, officers, employees, advisors, and other representatives not to, directly or indirectly, (a) initiate, solicit or knowingly facilitate or encourage any inquiries, discussions or proposals regarding (including by knowingly providing any information to any person or entity for the purpose of making, evaluating, or determining whether to make or pursue, any inquiries or proposals with respect to), (b) continue, propose, enter into or participate in any way in negotiations or discussions with respect to, or (c) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement or understanding providing for, any Alternative Transaction (as defined below). Notwithstanding the foregoing, the Exclusivity Period will terminate automatically if Open Text proposes to the Company to reduce the purchase price for the Company below US$7.10 per share. The Company will promptly notify Open Text of, and communicate to Open Text the material terms of any proposal regarding any Alternative Transaction received during the Exclusivity Period, including the identity of the relevant third party. The term “Alternative Transaction” means, other than any transaction involving Open Text, any direct or indirect acquisition or purchase by any person or entity (by merger, consolidation, or otherwise), of all or a majority of the issued and outstanding shares of the Company or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.

Nothing in this letter agreement shall constitute a binding obligation of either Open Text or the Company to negotiate, submit, or enter into, any definitive agreement concerning the Potential Transaction (a “Definitive Agreement”). This letter agreement shall be binding upon and inure solely to the benefit of Open Text and the Company and their respective successors and permitted assigns, and nothing in this letter agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever. This letter agreement shall terminate upon the earlier to occur of (i) the expiration of the Exclusivity Period in accordance with the terms hereof and (ii) the execution and delivery of a Definitive Agreement between the parties or one or more of their respective affiliates.

This letter agreement may be amended, modified or supplemented only pursuant to a written instrument signed by Open Text and the Company. This letter agreement constitutes the entire agreement between Open Text and the Company with respect to the subject matter hereof and supersedes the prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof; provided, that nothing in this letter agreement shall affect the Confidentiality Agreement, dated November 11, 2016, between Open Text and the Company or the letter of intent of even date herewith, each of which remain in full force and effect.

This letter agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to the conflicts of laws provision thereof. This letter agreement may be executed and delivered (including by facsimile or .pdf transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned an executed copy of this letter agreement.

Guidance Software, Inc.

By:	/s/ Patrick J. Dennis
Name:	Patrick J. Dennis
Title:	CEO

AGREED AND ACCEPTED

as of the date first written above:

Open Text Corporation

By:	/s/ Gordon A. Davies
Name:	Gordon A. Davies
Title:	EVP, CLO and Corporate Development

[Signature Page to Exclusivity Letter]